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FOR IMMEDIATE RELEASE:

       AMDURA CORPORATION WARRANTS TO EXPIRE JULY 9, 1994


TULSA, OKLAHOMA, June 30, 1994 -- Amdura Corporation (NYSE: ADU) announced today that unexercised Warrants to purchase shares of its Common Stock, which were granted in conjunction with the restructuring of the Company's long-term debt in December, 1992, will expire on July 9, 1994, according to their terms. However, since July 9th is a Saturday, warrant exercise requests must be in the possession of the Warrant Agent on or before Friday, July 8, 1994, in order to be exercised.

Each Warrant entitles its holder to purchase from Amdura 1.116 shares of Common Stock at a price of $2.00 per share. Cash will be paid for fractional shares based on the market value of the Common Stock. Checks should be made payable to Continental Stock Transfer & Trust Company (the Warrant Agent) and must be delivered with the respective warrant certificate(s) to the Warrant Agent before 5:00 p.m., Eastern Time, on Friday, July 8, 1994 in order to be exercised. Amdura will accept guarantees of delivery of the Warrants for five business days subsequent to their expiration.

The warrants are currently traded on the NASDAQ Small-Cap Market under the symbol ADUAW.

Amdura, headquartered in Tulsa, Oklahoma operates primarily through its two subsidiaries, The Crosby Group, Inc., a leading manufacturer of overhead lifting equipment, and The Harris Waste Management Group, Inc., a leading manufacturer of waste recycling and disposal equipment.

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For more information:

Warrant Agent       Continental Stock Transfer & Trust Company
                    2 Broadway
                    New York, NY  10004
                    (212) 509-4000

Investor Relations  C. David Bushley
                    Senior Vice President
                    Amdura Corporation
                    (212) 957-9715